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June 18, 1996

                                                                    CONFIDENTIAL
                                                             VIA FEDERAL EXPRESS

Mr. Thomas J. Bigger
102 Royal Worlington
Williamsburg, VA 23188

Dear Tom:

I am pleased to offer you the position of Senior Vice President Business Development, Marketing and Sales, Magainin Pharmaceuticals Inc., reporting to Mr. Jay Moorin, President and Chief Executive Officer of the Company, subject to the terms and conditions of this letter. The base salary for this position will be $17,500 per month ($210,000/year). Upon your commencement of employment with the Company, it is expected that the Compensation Committee of the Board of Directors will grant to you options to purchase 125,000 shares of Magainin Common Stock, exercisable at the fair market value of the underlying Common Stock on the date of your commencement of employment. These options will have a term of 10 years and vest at the rate of 25% per year beginning on the first anniversary of the date of your commencement of employment. As with all Magainin options, the grant will be subject to execution of a stock option agreement in the form specified by the Compensation Committee. A copy of our Stock Option Plan is attached hereto.

The following additional provisions will apply to your employment:

         (i) You will receive additional option grants, contingent upon your continued employment and the occurrence of the following events in the next two years:

                  a) 12,500 shares upon the completion of a collaborative arrangement providing for customary terms, including an upfront payment of at least $5 million.

                  b) 12,500 shares upon the completion of a second collaborative arrangement providing for customary terms, including an upfront payment of at least $5 million.

                           Such additional option grants will be exercisable at the fair market value of the Common Stock on the date of such grants and will vest over four years at the rate of 25% per year, and will have a term of 10 years.



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Mr. Thomas J. Bigger
June 18, 1996
Page 2

         (ii) You will be eligible for merit increases, cash bonuses, and such further stock option grants as may be awarded at the annual discretion of the Company's Board of Directors.

         (iii) You will be eligible to participate in Magainin's Employee Benefit Plans, including health, life, disability and 401k. You will be entitled to 4 weeks vacation. A summary of these benefits is available for your review.

Furthermore, we will reimburse you for relocation expenses as provided for in Attachment A. We request that you manage the relocation process in the most cost effective manner possible. Upon the commencement of your employment with the Company, you will execute the Company's Drug Free Workplace Policy, Proprietary Information Agreement, Policy Statement on Securities Trading by Magainin Personnel and Corporate Governance - Conflict of Interest Policy, each in the form previously provided to you. Magainin may have already provided you with certain of its confidential business or scientific information which it expects you to keep confidential and to use only to further Magainin's legitimate business interests. Just as Magainin expects you to keep confidential its business or scientific information, Magainin also expects you to honor your obligations to your former employers with respect to maintaining the confidentiality of their business or scientific information.

All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit and be enforceable by the respective heirs, representatives, successors (including any successor as a result of a merger or similar reorganization) and assigns of the parties hereto, except that your duties and responsibilities hereunder are of a personal nature and shall not be assignable in whole or in part by you.

We look forward to your joining us at Magainin Pharmaceuticals Inc. Please indicate acceptance of this offer, which is for at will employment, by your signature below. We have agreed that your starting date for employment with Magainin will be July 1, 1996

If you have any questions, please do not hesitate to call me or Mr. Moorin.

Sincerely yours,

/s/ Michael R. Dougherty
---------------------------------
Michael R. Dougherty
Executive Vice President and
Chief Financial Officer


Accepted:     /s/ Thomas Bigger            Date:     June 20, 1996
         ------------------------                   -----------------
              THOMAS BIGGER

cc:      Jay Moorin
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                                  ATTACHMENT A


MOVING COST REIMBURSEMENT

Magainin Pharmaceuticals Inc. (MPI) will pay your expenses of moving, that is, the reasonable, direct, out of pocket costs of transporting yourself, your family and your household items from your current residence to your new residence located near MPI. Please submit for approval a detailed estimate of such expenses prior to their incurrence.


HOUSE HUNTING TRIPS

MPI will reimburse you for the reasonable expenses of a two-day (two-night) visit for you to find suitable housing in the local area. Reasonable expenses will include the cost of transportation from your current residence, and the cost of lodging, meals and economy car rental during your stay. MPI has arrangements with a local hotel for guests, and we will be happy to make these arrangements for you. At your request, our Human Resources department can arrange for you to meet a relocation specialist to assist you during your house hunting trip, including providing you with information prior to your visit and giving you a tour of the local area.


CLOSING COSTS

MPI will pay the reasonable closing costs of the purchase of a home in the local area within twelve (12) months of your date of employment. We encourage you to secure mortgage financing on a "no points" basis.

The following closing (settlement) costs will NOT be paid by MPI:

         -        any real estate or other taxes (transfer taxes will be paid)
         -        any insurance premiums (title insurance will be paid)
         -        any broker fees or commissions

Please submit a detailed estimate of your closing costs to the Human Resources department for approval PRIOR to your closing date.


TEMPORARY LIVING EXPENSE

MPI will pay the reasonable costs (rent and primary services* only) associated with your temporary housing at a location approved in advance by the company. These expenses will be paid for up to twelve (12) months from your date of hire or until you find a suitable residence, if earlier.

* Primary services include utility expenses (i.e., gas, heat, electricity, phone hook-up)